Exhibit 99.1

News Release For Immediate Release
Company Contact: North Whipple Manager, Corporate Development and Investor Relations Website: www.pstr.com
PostRock Extends Maturity of Credit Agreement and Provides Update on
Securities Litigation Settlement
OKLAHOMA CITY, July 12, 2010 — PostRock Energy Corporation (NASDAQ: PSTR) (“PostRock” or “the Company”) today announced that its wholly owned subsidiary PostRock Energy Services Corporation (“PESC”), has entered into an amendment to its Second Amended and Restated Credit Agreement (the “Credit Agreement”). Under the terms of the amendment, the maturity date and the date to fulfill the conditions of the Credit Agreement loans that were scheduled to mature on July 11, 2010, were extended to October 9, 2010. The other terms of the Credit Agreement, including the January 12, 2012 maturity date of the Term Loan, were unchanged and no amendment fee was paid.
Securities Litigation Settlement
PostRock also announced that on Friday, July 9, 2010, a stipulation of settlement was filed in the United States District Court for the Western District of Oklahoma which, if approved by the Court, will resolve the pending securities class actions, first-filed derivative lawsuit, and two individual securities actions pending against the Company and its current and former officers and directors. The Company intends to contribute $1 million to the settlement of the lawsuits and approximately $0.4 million to resolve other potential liabilities associated with the litigation.
About PostRock Energy Corporation
PostRock Energy Corporation is a vertically integrated independent energy company engaged in the acquisition, exploration, development, production and transportation of oil and natural gas in the Cherokee Basin, the Appalachian Basin and Central Oklahoma. PostRock has over 2,800 wells and nearly 2,200 miles of natural gas gathering pipelines in the Cherokee Basin. The Company also owns and operates nearly 400 natural gas and oil producing wells and undeveloped acreage in the Appalachian Basin of the northeastern United States and more than 1,100 miles of interstate natural gas transmission pipelines in Oklahoma, Kansas and Missouri. For more information, visit PostRock’s website at www.pstr.com.
Forward-Looking Statements
Opinions, forecasts, projections or statements, other than statements of historical fact, are forward-looking statements that involve risks and uncertainties. Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although PostRock believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Actual results may differ materially due to a variety of factors, some of which may not be foreseen by PostRock. These risks and other risks are detailed in PostRock’s filings with the Securities and Exchange Commission, including risk factors listed in PostRock’s Annual Report on Form 10-K and other filings with the SEC. You can find PostRock’s filings with the SEC at www.pstr.com or www.sec.gov. By making these forward-looking statements, PostRock undertakes no obligation to update these statements for revisions or changes after the date of this release.